UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant [X}  Filed bya Party other than the Registrant []

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12


                         RIVIERA HOLDINGS CORPORATION
                         ----------------------------
                 (Name of Registrant as Specified In Its Charter)


                          ---------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee(Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

    1) Title of each class of securities to which transaction applies:

       --------------------------------------------------------------
    2) Aggregate number of securities to which tranaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (setforth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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

     5) Total fee paid:

       --------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1) Amount previously paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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

                       EXPLANATORY NOTE

     This filing amends in its entirety the proxy statement that was filed on May 16, 2003 and mistakenly designated as a Definitive Proxy Statement, but was not sent to security holders.

                               PRELIMINARY COPY
                               ----------------


                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                   -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on July 15, 2003

TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation, will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on July 15, 2003, at 1:00 p.m., Las Vegas time, for the following purposes:

                  1.       To elect our Board of Directors;

                  2. To amend Article III, Section 7 of our Articles of Incorporation; and

                  3. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         We have fixed June 2, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (including any adjournments or postponements thereof). Only holders of record of our Common Stock at the close of business on that date are entitled to vote at the Annual Meeting. A complete list of those stockholders can be examined by any such stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, at our offices located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         Our Annual Report for the fiscal year ended December 31, 2002, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002, is enclosed.

                                        By Order of the Board of Directors,




                                        William L. Westerman
                                        Chairman of the Board


Dated: June 6, 2003



YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on July 15, 2003


                                                                June 6, 2003


TO THE STOCKHOLDERS:

         Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

         In this Proxy Statement:

        o "We," "Us," "Our" and the "Company" means Riviera Holdings Corporation (a Nevada corporation);

        o "Annual Meeting" means our 2003 Annual Meeting of Stockholders that will be held on Tuesday, July 15, 2003, at 1:00 p.m. Las Vegas time, at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

        o "Articles of Incorporation" means our Second Restated Articles of Incorporation, which govern certain aspects of our corporate structure and operations;

        o  "Common Stock" means our common stock, par value $.001 per share; and

        o "Stockholders" means holders of record of Common Stock as of the close of business on June 2, 2003.


         Our principal executive offices are located in the Riviera Hotel and Casino at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our 2002 Annual Report, this Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about June 6, 2003.


         Stockholders are entitled to one vote at the Annual Meeting for each outstanding share of Common Stock that they hold as of June 2, 2003 (the "Record Date"), except as otherwise discussed herein. At the close of business on the Record Date, 3,606,155 shares of Common Stock were outstanding.

         We request each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other business entity, or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. You can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such proxy revocation should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Secretary. Your attendance at the Annual Meeting will not by itself constitute revocation of your proxy.

         We are paying all costs of the solicitation of proxies, including the expenses of printing and mailing to Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies in person, or by mail, e-mail or telephone, but such persons will receive no compensation for that work, other than their normal compensation.


                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote on:

                  1. the election of five directors to hold office until our next annual meeting and until their respective successors shall have been elected and qualified, or until resignation or removal;

                  2. an amendment of Article III, Section 7 of our Articles of Incorporation to eliminate certain voting limitations on ownership of more than 15% of the outstanding Common Stock; and

                  3. such other matters as may properly come before the Annual Meeting.


                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, the five nominees who receive the highest number of votes will be elected.


         To amend the Articles of Incorporation to the full extent that we propose, the affirmative vote of holders of at least 60% of the outstanding shares of Common Stock as to which votes are entitled to be cast is required. If the amendment is approved by holders of more than 50% of the outstanding Common Stock, but less than 60% of the Common Stock as to which votes are entitled to be cast, then the Articles of Incorporation will be amended to a lesser extent, as explained below under "PROPOSAL NO. 2 - AMENDMENT OF ARTICLES OF INCORPORATION." If the amendment is not approved by holders of more than 50% of the outstanding Common Stock, then the amendment will not take effect.

         For any other matters submitted to Stockholders at the Annual Meeting, if a quorum is present, the affirmative vote of a majority of the shares represented and entitled to vote will be required for approval.

         Consequently, abstentions and "non-voted" shares, as described below in this section, will have the same effect as a vote against the amendment of the Articles of Incorporation and against any such other matters submitted at the Annual Meeting.

         Shares of Common Stock represented by properly executed proxies that have not been revoked will be voted in accordance with the instructions in such proxies. If no contrary instructions are given, such shares will be voted: (1) FOR the election of all nominees for director named in this Proxy Statement; (2) FOR the amendment of the Articles of Incorporation as described in this Proxy Statement; and (3) in the discretion of the persons named as proxy appointees as to any other matters that may properly come before the Annual Meeting.

         It is possible that shares held by brokers and other Stockholder nominees could be voted on certain matters but not others. This would occur, for example, when the broker or nominee does not have discretionary authority to vote the shares and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for determining whether a quorum is present, but will not be voted on matters as to which the beneficial owner has given no voting instructions.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Our Board of Directors consists of five members, all of whom have been nominated for election at the Annual Meeting. If elected, they will hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified, or until resignation or removal.

Directors

         The following table presents information as of June 2, 2003 regarding the five nominees for director:

Name                   Age    Position

William L. Westerman   71     Our Chairman of the Board, Chief Executive Officer
                              and President; Chairman of the Board and Chief
                              Executive Officer of Riviera Operating Corporation
                              ("ROC"), our wholly-owned subsidiary

Robert R. Barengo      61     Our and ROC's Director; Director of Government and
                              Public Affairs of ROC

Jeffrey A. Silver      57     Our and ROC's Director

Paul A. Harvey         65     Our and ROC's Director

Vincent L. DiVito      43     Our and ROC's Director


     William L. Westerman has been our Chairman of the Board and Chief Executive Officer since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (our predecessor company) from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman was on the Board of Managers of Peninsula Gaming Partners, LLC from June 1999 to December 2000.

     Robert R. Barengo has been one of our and ROC's Directors since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 he was elected Speaker of the Assembly. From October 1992 to May 1996, Mr. Barengo was a director of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly reporting corporation. From May 1996 to March 2000, Mr. Barengo was a director and, to our knowledge, he is currently a 6.7% shareholder of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed him as a member of the State of Nevada Dairy Commission and in July 1993, the Governor appointed Mr. Barengo as Chairman of the State of Nevada Dairy Commission, a position Mr. Barengo still holds. Mr. Barengo was also a director of Saxton, Inc., until he resigned on April 12, 2000. Mr. Barengo currently is the Chairman of the Board of Western Thrift and Loan, a thrift company licensed and regulated by the Nevada Commissioner of Financial Institutions. Mr. Barengo accepted the position of Director of Government and Public Affairs with ROC effective January 1, 2001, in addition to his duties as one of our and ROC's Directors.

         Jeffrey A. Silver has been one of our and ROC's Directors since February 26, 2001. Mr. Silver is currently a shareholder with Gordon & Silver, Ltd., a law firm located in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the Chief Operating Officer and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of the Riviera Hotel & Casino from 1983 to 1984 and Senior Vice President at Caesars Palace in 1984. Mr. Silver served on the

Board of the Las Vegas Convention and Visitors Authority from 1989 to 1992 as Secretary/Treasurer where he also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the ABA Section of Gaming Law from 1994 to 1996.

         Major General Paul A. Harvey USAF (Ret) has been one our and ROC's Directors since May 18, 2001. Mr. Harvey is currently a consultant to the gaming, hotel and resort industry and serves as Chairman of the Board of the National Center for Responsible Gaming. Mr. Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. He flew 160 combat missions in Vietnam and Southeast Asia before retiring at the rank of Major General in 1991. Mr. Harvey was the Executive Director of the Mississippi Gaming Commission from 1993 through 1998 before becoming President and CEO of Signature Works, Inc., which is the largest employer of blind and visually impaired people in the world. The company merged with LCI, Inc. and he is currently on the Board of Directors of LC Industries.

         Vincent L. DiVito was appointed as one of our and ROC's Directors effective June 14, 2002. Mr. DiVito is currently Vice President, Chief Financial Officer and Treasurer of Lonza, Inc., a global specialties chemical business headquartered in Fair Lawn, New Jersey. Lonza, Inc. is part of Lonza Group, which is traded on the Swiss Stock Exchange. Prior to September 2000, Mr. DiVito was the Vice President and Chief Financial Officer of Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, after having served as the Director of Business Development. From 1984 to 1990 Mr. DiVito was the Vice President of Miracle Adhesives Corp. (a division of Pratt & Lambert, an American Stock Exchange-listed manufacturer of paints, coatings and adhesives). Prior to 1984, Mr. DiVito spent two years on the audit team at Ernst & Whinney (now Ernst & Young). Mr. DiVito is a certified public accountant and certified management accountant.

Executive Officers

         The following table presents information as of June 2, 2003 regarding our and ROC's executive officers:

Name                    Age     Position

William L. Westerman    71      Our and ROC's Chairman of the Board and Chief
                                Executive Officer, and our President

Duane R. Krohn          57      Our and ROC's Treasurer and CFO, and Executive
                                Vice President of Finance of ROC

Tullio J. Marchionne    48      Our and Secretary and General Counsel, and Vice
                                President of ROC

Robert A. Vannucci      55      President and Chief Operating Officer of ROC

Ronald P. Johnson       54      Executive Vice President of Gaming Operations of
                                ROC

Jerome P. Grippe        60      Executive Vice President of Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors" above.

         Duane R. Krohn, CPA, became our and ROC's Treasurer on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994 and Executive Vice President of Finance of ROC on July 1, 1998. He served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Prior to 1990, Mr. Krohn was Chief Financial Officer of the Imperial Palace, the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         Tullio J. Marchionne became our General Counsel on January 10, 2000, was appointed as our and ROC's Secretary on February 17, 2000 and was elected Vice President of ROC on February 26, 2001. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a casino games dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when we and ROC transferred Mr. Marchionne to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement we had with the Four Queens through our subsidiary. He served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December 1997. Mr. Marchionne served as a Casino Supervisor with Bally's, Las Vegas, from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin (a Las Vegas casino/hotel) from November 1998 until December 1999.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. He was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel) from 1988 to January 1991.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, Executive Vice President of Gaming Operations of ROC on July 1, 1998, and on February 10, 1999, President of Riviera Black Hawk, Inc. (our wholly-owned subsidiary which owns and operates the Riviera Black Hawk Casino), a position he holds concurrently with his ROC Executive Vice President position. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. He was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, Senior Vice President of Operations of ROC on July 1, 1998 and Executive Vice President of ROC on September 1, 2000. Mr. Grippe served as General Manager of the Four Queens Hotel and Casino from June 1998 to September 1999 pursuant to the management agreement we had with the Four Queens through our subsidiary. He served as General Manager of the Diamond Jo riverboat casino in Dubuque, Iowa from September 1999 to July 2000, pursuant to a management agreement we had with Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino. Mr. Grippe performed in the capacity as general manager at these properties concurrently with his duties with us. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. He served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Our and ROC's officers serve at the discretion of our and ROC's respective Boards of Directors, and they are also subject to the licensing requirements of the Nevada Gaming Commission.

Certain Relationships and Related Transactions

         Jeffrey A. Silver is a shareholder in the law firm of Gordon & Silver, Ltd., which we have engaged for various legal matters.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our Common Stock to file with the Securities and Exchange Commission certain reports regarding Common Stock ownership. Such persons are required to furnish us with copies of all Section 16(a) reports they file. To our knowledge, all of these persons met their Section 16(a) reporting obligations on a timely basis during 2002.

Board of Directors and Committee Meetings

         We have an Audit Committee, which is composed of Messrs. DiVito, Silver and Harvey. The Audit Committee recommends to our Board of Directors the selection of an auditor, reviews the plan and scope of our audits, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of our audit.

         We and ROC each have a Compensation Committee composed of Messrs. DiVito, Barengo, Silver and Harvey. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for our other executive officers.

         Our full Board of Directors performs the functions of a nominating committee.

         In 2002, the Audit Committee met five times, and our and ROC's Compensation Committees each met four times.

         In 2002, our Board of Directors held six meetings. No member of our Board of Directors attended in 2002 less than 75% of the aggregate of (1) the number of meetings of the Board of Directors held during the period for which he was a director and (2) the total number of meetings held by all committees on which he served.

Audit Committee Report

         In accordance with its written charter adopted by our Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee is comprised of three members, all of whom are independent (according to the current listing standards of the American Stock Exchange).

         During our fiscal year ended December 31, 2002, the Audit Committee met five times, and the Audit Committee chairman, as representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly earnings announcement with our Chief Financial Officer and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee specifically addressed, discussed and concluded that the independent auditors' provision of non-audit services was compatible with maintaining the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

    Date:   February 28, 2003       Vincent L. Divito           Chairman
                                    Jeffrey A. Silver           Member
                                    Paul A. Harvey              Member

         Our Board of Directors recommends that you vote "FOR" each of the five director nominees listed above.


                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following table presents a summary of the compensation we paid in the years ended December 31, 2000, 2001 and 2002 to our and ROC's Chief Executive Officer, and to our four other most highly compensated executive officers who received over $100,000 in compensation from us during 2002 (collectively, the "Named Executive Officers").


                          Summary Compensation Table
                             Annual Compensation
                                                                       Other
                                                                       Annual     Securities  All Other
             Name and                                                Compen-       Underly-   Compen-
        Principal Position      Year   Salary($)   Bonus($)      sation($)(1)    ing Options  sation ($) (2)

William L. Westerman            2002     $600,000         $0 (3)  $542,899 (4)          0     $1,438
Chariman of the Board and       2001     $600,000   $400,000 (3)  $293,211 (4)     50,000     $2,566
Chief Executive Officer of the  2000     $600,000   $900,000 (3)  $841,403 (4)          0     $2,566
Company and ROC

Robert A. Vannucci              2002     $300,000         $0 (5)  $103,000 (6)     20,000     $1,720
President and Chief Operating   2001     $300,000    $69,491      $157,425 (6)     20,000     $2,566
Officer of ROC                  2000     $250,000   $236,166        $7,425         10,000     $1,438

Duane R. Krohn                  2002     $250,000         $0 (5)    $3,000         10,000     $1,438
Treasurer of the Company        2001     $250,000    $69,491        $7,425         10,000     $1,438
and Executive Vice President of 2000     $237,500   $236,166        $7,425         10,000     $1,438
Finance and Treasurer of ROC

Ronald P. Johnson               2002     $250,000         $0 (5)   $10,500 (7)    $10,000     $1,438
Executive Vice President of     2001     $250,000    $69,491        $7,425         10,000     $1,438
Gaming Operations of ROC        2000     $237,500   $236,166        $7,425         10,000     $1,438

Jerome P. Grippe                2002     $250,000         $0 (5)    $3,000         10,000     $1,438
Executive Vice President of     2001     $250,000    $69,491        $7,425         10,000     $1,438
Operations of ROC               2000     $183,333   $211,166        $7,425          7,000     $1,062

(1) Includes amounts that we contributed under our Profit Sharing and 401(k) Plans. We contributed for the account of each executive $3,000 in 2002, $7,425 in 2001 and $7,425 in 2000.
(2)  Includes premiums paid by the Company for excess life insurance.
(3) See "Employment Agreements" below for a summary of Mr. Westerman's employment agreement. (4) Includes contributions to Mr. Westerman's retirement account of zero in 2002, zero in 2001 and $600,000 in 2000. Also includes interest computed at the Company's average borrowing rate less the rate pursuant to Internal Revenue Code section 1274(d) of $539,899 in 2002, $285,786 in 2001 and $233,978 in 2000. Does not include interest earned on retirement account of $300,251 in 2002, $493,024 in 2001 and $413,440 in 2000.
     (See "Employment Agreements" below.)
(5)  There was no incentive bonus award in 2002.
(6) Includes $100,000 award of restricted stock ($25,000 award per quarter) pursuant to Mr. Vannucci's employment agreement. See "Restricted Stock" below for a summary of our Restricted Stock Plan.
(7) Includes $7,500 additional income as compensation for a planned vacation that we asked Mr. Johnson to forgo so he could participate in the nationwide presentations to sell our new senior secured notes.

Option Surrenders

         On November 26, 1996, we granted 410,000 stock options to 18 executives at an option price of $13.625 per share, 320,000 of which were granted to Mr. Westerman. Two of these executives' options totaling 11,000 shares were cancelled because they left our employment, resulting in a balance of 399,000 options at $13.625 per share held by 16 of our executives. The options of these 16 executives were 100% vested.

         On January 16, 2001, we approved a Stock Option Surrender Plan under which each executive could surrender all or any portion of his/her $13.625 options. Further, we could, but were not obligated to, grant new options for not less than the number of shares applicable to the surrendered options. The new options would be issued not sooner than six months and a day after the surrender of the $13.625 options. Any new options granted would be at the price of our Common Stock on the date of grant and would be subject to the vesting requirements of our Employee Stock Option Plan.

         All 16 of our executives surrendered the entire balance of 399,000 of the $13.625 options effective January 31, 2001.

         In August 2001, we granted 107,500 stock options to 15 of our 16 executives who surrendered options on January 31, 2001. The August option grant was not premised on the January 31 option surrender, but was made pursuant to our Board of Director's customary annual grant of stock options.

Option Grants

         The number of shares available for purchase under our 1993 Employee Stock Option Plan (the "Stock Option Plan") is 1,000,000. Excluding the options surrendered pursuant to the Stock Option Surrender Plan discussed above, options for an aggregate of 901,000 shares have been granted under the Stock Option Plan as of December 31, 2002. During our 2002 fiscal year, 130,500 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 2002

         The following table presents at December 31, 2002 the value of unexercised, in-the-money options held by the Named Executive Officers. There were no options exercised in 2002.


                          Number of                   Value of Unexercised,
                          Unexercised Options         In-The-Money Options
                                                                    Not
Name                      Vested       Not Vested      Vested      Vested
----                      ------       ----------      ------      ------
William L. Westerman      25,000       25,000          $0           $0
Robert A. Vannucci        50,000       20,000           0            0
Duane R. Krohn            40,000       10,000           0            0
Ronald P. Johnson         40,000       10,000           0            0
Jerome P. Grippe          31,000       10,000           0            0

The following table presents options granted during 2002.


                                                                          Potential Realizable Value
                                                                          at Assumed Annual Rates of
                                                                          Stock Price Appreciation for
                                     Individual Grants                    Option Term
                                     -----------------                    --------------------------
                                     Percent of
                        Number of    Total Options   Exercise
                        Underlying   Granted to      or Base
                        Options      Employees      Price Per   Expiration      5%          10%
Name                    Granted      in 2002          Share        Date        ---         ----
----                    -------      -------          -----        ----
William L. Westerman         0           0%            N/A          N/A         N/A           N/A
Robert A. Vannucci      20,000        15.3%           $7.35       5/14/12   $239,448      $381,280
Duane R. Krohn          10,000         7.7%            7.35       5/14/12    119,724       190,640
Ronald P. Johnson       10,000         7.7%            7.35       5/14/12    119,724       190,640
Jerome P. Grippe        10,000         7.7%            7.35       5/14/12    119,724       190,640

Employment Agreements

         William L. Westerman serves as our Chairman of the Board, President and Chief Executive Officer, and as Chairman of the Board and Chief Executive Officer of ROC.

         Mr. Westerman's employment agreement, which was last amended on December 6, 2000, automatically renews each year on December 31st subject to termination by us upon three months notice or by Mr. Westerman upon six months notice. Mr. Westerman's base compensation is $600,000.

         Under his employment agreement, Mr. Westerman is entitled to participate in our Senior Management Compensation Plan or such other executive bonus plan established by our Board of Directors (collectively the "Plan"). If at least 80% of net targeted operating results, as defined by the Plan, is met, Mr. Westerman is entitled to receive a bonus expressed as a percentage of his $600,000 base salary. Mr. Westerman's bonus depends on the percentage of targeted results of operations realized by us in a particular year, with a maximum bonus of $900,000. According to the December 6, 2000 amendment, to the extent Mr. Westerman's bonus exceeds $400,000 in 2001 and each succeeding year, the excess amount will be deducted from the principal balance of his retirement account at the time the bonus is paid. Mr. Westerman received an incentive bonus of $900,000 for 2001, $500,000 of which was deducted from the principal balance of his retirement account resulting in a net bonus of $400,000. Mr. Westerman was entitled to an incentive bonus of $900,000 for 2002, including $500,000 which was to be paid from the principal balance of his retirement account and $400,000, which was to be paid us. Mr. Westerman waived the $400,000 bonus payment by us and elected to have that amount paid from the principal balance of his retirement account. On April 1, 2003, a total of $1,373,329 was distributed to Mr. Westerman from his retirement account, with $900,000 representing his 2002 bonus, $250,000 representing a quarterly distribution from principal, and $223,329 representing a quarterly distribution of interest in arrears for the first quarter of 2003.

         The employment agreement calls for us to fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate net amount of $6,812,123 had been credited to the retirement account from its inception through December 31, 2001. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to his base salary for that year was credited to the account on January 1 of that year. According to the December 6, 2000 amendment to the employment agreement, the January 1, 2001 contribution was the final principal contribution to the retirement account.

         We retain beneficial ownership of the retirement account, which is earmarked to pay Mr. Westerman's retirement benefits. However, upon (1) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (2) the occurrence of a Change of Control without Mr. Westerman's consent, (3) a breach by us of a material term of the employment agreement or (4) the expiration or earlier termination of the employment agreement for any reason other than cause, Mr. Westerman has the right to require us to establish a "Rabbi Trust" for his benefit. He also has the right to require us to fund such trust with cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, our stockholders approved a merger agreement with R&E Gaming Corp. and its subsidiary. That approval constituted a Change of Control. On March 5, 1998, Mr. Westerman exercised his right to require us to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman waived his right to have us fund the Rabbi Trust in exchange for our agreement to fund it within five business days after notice from him.

         In the event that Mr. Westerman ceases to be employed by us (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account (principal and current interest) in 20 equal quarterly installments commencing as of the date he ceases to be employed. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement or termination (except for cause) or upon a change of control.

         Pursuant to the employment agreement, the retirement account was credited quarterly with interest and will be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of:

     o our average borrowing cost for the immediately preceding fiscal year, as determined by our chief financial officer and

     o the average outstanding balance in the retirement account during the preceding calendar quarter.

         This interest continues to accrue pursuant to the December 6, 2000 amendment. Interest computed at our average borrowing rate, less the rate under Internal Revenue Code section 1274(d), was $539,899 in 2002 $285,786 in 2001, and $233,978 in 2000. Interest computed at the rate under Internal Revenue Code section 1274(d) was $300,251 in 2002, $493,024 in 2001 and $413,440 in 2000. In
the event the Rabbi Trust has been funded, upon Mr. Westerman's death an amount equal to the applicable federal estate tax on the retirement account will be pre-paid prior to the date(s) such taxes are due.

         Mr. Westerman's employment agreement further provides that (a) the sum of his base salary, bonus, and credits to his retirement account in any one year must not exceed that which would have been payable under his previous employment agreement with us, and (b) he shall instruct us of any reductions in base salary, bonus, and credits to his retirement account necessary to comply with this limitation. We determined that for the year 1999, a reduction of $467,000 would be necessary to comply with this provision. Prior to December 31, 1999, Mr. Westerman instructed us that this be applied to reduce the amount to be credited to his retirement account from $600,000 to $133,000.

         In addition to Mr. Westerman, one other executive, Robert Vannucci, has an employment agreement with us.

         To reflect Mr. Vannucci's appointment as President of ROC effective October 1, 2000, his employment agreement was amended. Mr. Vannucci's base compensation is $300,000. His employment agreement contains a Salary Continuation Agreement. See "Salary Continuation Agreements" below. It also provides for a "Normal Incentive Bonus" entitling Mr. Vannucci to participate in our Incentive Compensation Plan, whereby he may share in a portion of such plan's pool which provides for a target of $25 million EBITDA before deductions of incentives, as defined, for the years 2000 and 2001. Such amounts will be credited to the Incentive Compensation Plan's pool up to a maximum of $1.2 million. Mr. Vannucci did not receive an incentive bonus for the year 2002.

         Mr. Vannucci also receives compensation in the form of restricted stock pursuant to our Restricted Stock Plan. (See "Restricted Stock Plan" below.) Mr. Vannucci's agreement provides that he is to receive $25,000 in our restricted Common Stock, based on the stock's market value, from treasury on the first business day of each quarter, plus our restricted Common Stock, based on the stock's market value, from treasury in the same amount he receives pursuant to our Incentive Compensation Plan. Mr. Vannucci received restricted stock valued at $100,000 in 2002. Pursuant to the Restricted Stock Plan, Mr. Vannucci is presently entitled to rights of ownership with respect to the restricted shares, including the right to vote and receive dividends. Mr. Vannucci may not, however sell, assign, pledge, encumber or otherwise transfer any of the restricted shares so long as he is employed by us, without our written consent. The restricted shares fully vest to Mr. Vannucci upon his separation of employment from us, so long as such separation is not a termination for cause. Mr. Vannucci's agreement was amended on March 4, 2003 and again on March 24, 2003 so that, commencing with the restricted stock award of April 1, 2003 and for each quarter thereafter, Mr. Vannucci can choose between receiving $25,000 in cash or $25,000 in restricted stock. Mr. Vannucci also has the choice between cash and restricted stock to match his annual incentive bonus award. Mr. Vannucci's agreement is effective until December 31, 2003, and automatically renews annually subject to 120 days' prior written notice by us or him.

Profit Sharing and 401(k) Plans

         On June 30, 1993, we and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans"), and we and ROC continued the Profit Sharing and 401(k) Plans after June 30, 1993. We also provided that all current employees of Riviera Las Vegas who were employed on April 1, 1992, were at least 21 years of age and not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. We further provided that all current employees who were employed by Riviera Las Vegas after April 1, 1992, were at least 21 years of age and are not covered by a collective bargaining agreement were eligible to participate after one year of service at the Riviera Las Vegas.

         We have identical plans for our 100% indirectly owned subsidiary, Riviera Black Hawk, Inc., which operates its casino in Black Hawk, Colorado. Employees hired prior to June 30, 2000, who were at least 21 years of age and who were not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. After June 30, 2000, all new employees who were at least 21 years of age and not covered by a collective bargaining agreement were eligible to participate after one year of service at Riviera Black Hawk.

         We may make a matching contribution to the 401(k) component of the Plan in an amount not to exceed 25% of the first 8% of each participant's compensation, which is contributed as a salary deferral. Our Common Stock is not an investment option to participants in the 401(k) component of the Plan and any Company contribution to the 401(k) component is made in the form of cash to be invested in the participant's selected investment options.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $2 million by which our targeted operating earnings are exceeded, up to a maximum of 3% thereof. We may elect not to contribute to the Profit Sharing and 401(k) Plans if we notify our employees by January of the Profit Sharing and 401(k) Plans year. An employee becomes vested as to our contributions based on the employee's years of service. An employee receives a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit is allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee is fully vested following the completion of six years of service.

         Effective January 1, 2000, we suspended contributions to the Profit Sharing Plan and substituted contributions to an Employee Stock Ownership Plan, which is discussed directly below.

Employee Stock Ownership Plan

         We have an Employee Stock Ownership Plan ("ESOP"). The ESOP was established effective January 1, 2000 and effectively replaced the profit sharing contribution component of the Profit Sharing and 401(k) Plans. The 401(k) component remains unchanged. The ESOP provides that all employees of Riviera Las Vegas and Riviera Black Hawk employed in the plan year who completed a minimum of 1,000 hours of service in that year, were employed through December 31 of that Plan Year, were at least 21 years of age and were not covered by a collective bargaining agreement are eligible to participate. The ESOP provides that the we will make a contribution to the ESOP's participants at our Las Vegas and Black Hawk properties relative to the economic performance of each property. For Riviera Las Vegas, we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $2 million by which that target is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. For Riviera Black Hawk, we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $1 million by that target is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. Under the ESOP, our contribution will be made in cash which will be used primarily to buy our Common Stock.

Incentive Compensation Programs

         Approximately 70 executives and other significant employees at Riviera Las Vegas and 20 at Riviera Black Hawk participate in incentive compensation programs. Participants in each of the two programs are eligible to receive an annual incentive bonus based on attainment of predetermined financial targets at each location. An aggregate of $0 and $260,440 was awarded to participants at Riviera Las Vegas and Black Hawk, respectively, under these programs in the year ended December 31, 2002.

Deferred Compensation Plan

         On October 2, 2000, we adopted a Deferred Compensation Plan to give eligible employees the opportunity to defer cash compensation. Participation in this non-qualified plan is limited to employees who receive compensation of at least $100,000. The deferred funds are maintained on our books as liabilities. All elections to defer the receipt of compensation must be made not later than December 1st preceding the plan year to which the election relates and are irrevocable for the duration of such year. Six of our executives currently participate in this plan.

Restricted Stock Plan

         On October 2, 2000, we adopted a Restricted Stock Plan to attract and retain highly competent persons as officers and key employees by providing them with opportunities to receive restricted shares of our Common Stock.

Participants consist of such officers and key employees as our Compensation Committee determines are significantly responsible for our success and future growth and profitability. Awards of restricted stock are subject to such terms and conditions as we determine are appropriate at the time of the grant, including restrictions on the sale or other disposition of such stock and provisions for total or partial forfeiture of such stock upon termination of the participant's employment within specified periods or under certain conditions. Mr. Vannucci and Mr. Grippe, ROC's President and Executive Vice President, respectively, are currently the only participants in the Restricted Stock Plan.

Salary Continuation Agreements

         Approximately 75 officers and significant employees (excluding Mr. Westerman) of ROC have salary continuation agreements effective through December 31, 2003, pursuant to which each of them will be entitled to receive (1) either six months' or one year's base salary if their employment is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and
(2) group health insurance for periods of either one or two years. The base salary is payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find other employment. As of December 31, 2002, the total amount that would be payable under all such agreements if all payment obligations were to be triggered was approximately $6.0 million, including $1.4 million in benefits.

Compensation of Directors

         Messrs. Silver, Harvey and DiVito are each paid an annual fee of $50,000 for services as a director of us and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.

         On March 5, 1996, we adopted the Directors' Option Plan, which was approved by our stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a nonqualified stock option for 2,000 shares of our Common Stock, with an exercise price equal to the fair market value of our Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Options to purchase 2,000 shares at $13.50 per share were granted to Mr. Barengo on May 12, 1997, options to purchase 2,000 shares at $9.00 per share were granted to him on May 11, 1998, options to purchase 2,000 shares at $4.88 per share were granted to him on May 10, 1999 and options to purchase 2,000 shares at $7.75 per share were granted to him on May 10, 2000. No options have been granted to Mr. Barengo under the Directors' Option Plan after 2000 because he became an employee effective January 1, 2001. Mr. Barengo was granted options to purchase 7,500 shares at $6.00 per share and 10,000 shares at $7.35 on August 7, 2001 and May 14, 2002, respectively, pursuant to our Stock Option Plan. Mr. Barengo's compensation in 2002 was $125,000.

         Upon becoming a Director, Mr. Silver was granted options under the Directors' Option Plan to purchase 2,000 shares at $7.05 per share on February 26, 2001. Mr. Silver was subsequently granted options to purchase 2,000 shares at $6.55 per share on May 10, 2001 and 2,000 shares at $7.75 on May 10, 2002.

         Upon becoming a Director, Mr. Harvey was granted options under the Directors' Option Plan to purchase 2,000 shares at $6.60 per share on May 18, 2001. Mr. Harvey was subsequently granted options to purchase 2,000 shares at $7.75 on May 10, 2002.

         Upon becoming a Director, Mr. DiVito was granted options under the Director's Option Plan to purchase 2,000 shares at $5.60 per share on July 12, 2002.

         Directors who are also our or ROC's officers or employees do not receive additional compensation for services as a Director. Currently, Messrs. Westerman and Barengo are such Directors.

         Under our Stock Compensation Plan, the members of our Compensation Committee have the right to receive all or part of their annual fees in the form of our Common Stock having a fair market value equal to the amount of their fees. Of the 50,000 shares available under this plan, we issued 3,103 shares to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares to him for a portion of his fees in 1997.

Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan (revised to provide contributions to ESOP) and long-term incentive compensation in the form of incentive stock options or non-qualified stock options, a deferred compensation plan and a restricted stock plan.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan, ESOP, Deferred Compensation Plan and Restricted Stock Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties on the Las Vegas Strip in 1998, 1999 and 2000 and the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor. As a baseline measure, in 2001 the Compensation Committee engaged the services of an independent CPA firm, other than Deloitte & Touche, LLP, which conducted a compensation survey of comparable Las Vegas resorts. The CPA firm concluded that compensation of Company executives was consistent with other members of the industry.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described above in "Employment Agreements."

         Date:    February 28, 2003      Jeffrey A. Silver          Chairman
                                         Robert R. Barengo          Member
                                         Paul A. Harvey.            Member
                                         Vincent L. DiVito          Member


Compensation Committee Interlocks And Insider Participation In Compensation Decisions

         Mr. Silver is a shareholder in the law firm of Gordon & Silver, Ltd., which we have engaged for various legal matters. Mr. Barengo has been an employee of ROC since January 1, 2001.

                                 PROPOSAL NO. 2
                     AMENDMENT OF ARTICLES OF INCORPORATION

         In this section, we are discussing a proposed amendment to Article III,
Section 7 of our Articles of Incorporation, to which we refer in some places below as "Section 7." This section of the Proxy Statement summarizes what we consider to be the material provisions of Section 7 that relate to the proposed amendment. However, this section does not restate Section 7 in its entirety. We urge you to read the entire Section 7, which appears in Appendix "A" to this Proxy Statement, because it, and not this summary, defines various terms used in this section and delineates the rights and obligations of the Company and our stockholders with respect to the matters discussed in this section.

         Our Articles of Incorporation place two limitations on the Common Stock voting rights of a "Substantial Stockholder." The term "Substantial Stockholder," as used in our Articles of Incorporation, generally means a person who, within a three-year period, has acquired beneficial ownership of more than 10% of the outstanding Common Stock. (The term "person," as used in this section, includes entities and groups of persons who agree to act together.)

         The first limitation is a substantial dilution (by 99%) of the Substantial Stockholder's voting power with respect to Common Stock, to the extent that the shares of Common Stock owned by the Substantial Stockholder exceed 10% of the total number of outstanding shares. We refer to this as the "10% Limit." The second limitation is a complete ineligibility on the part of the Substantial Stockholder to cast votes with respect to any shares of Common Stock that exceed 15% of the total number of outstanding shares as to which votes are entitled to be cast. We refer to this as the "15% Limit."

         There are essentially two ways that a Substantial Stockholder can avoid the 10% Limit. First, the Substantial Stockholder can make a cash tender offer for all of the outstanding Common Stock in accordance with Section 7. Alternatively, before the person becomes a Substantial Stockholder, our Board of Directors, by a specially prescribed vote under Section 7, can waive the 10% Limit upon a determination that the accumulation of Common Stock by that Substantial Stockholder will not have an adverse effect on us.


         A Substantial Stockholder can also avoid the 15% Limit by making a cash tender offer for all outstanding Common Stock. Until recently, we had interpreted our Articles of Incorporation as providing an alternative way of avoiding the 15% Limit, namely through a waiver of the 15% Limit by our Board of Directors if it determined that such waiver was appropriate in a particular case. Based on that interpretation and without making a tender offer, William L. Westerman acquired in excess of 15% of the outstanding Common Stock As of the Record Date, Mr. Westerman beneficially owned 648,562 shares, or 18%, of the 3,606,155 shares of Common Stock that were outstanding (excluding shares he could acquire within 60 days upon the exercise of stock options).



         Based on a recent review of our Articles of Incorporation, we now believe the better view is that they do not give our Board of Directors the ability to waive the 15% Limit. Therefore, unless our Articles of Incorporation are amended, if a person acquires, or intends to acquire, ownership of more than 15% of the outstanding Common Stock, the only way that person could avoid the 15% Limit is to make a cash tender offer for all of the outstanding Common Stock. Consequently, of the Common Stock that Mr. Westerman owned as of the Record Date, he can only cast votes with repect to 524,928 shares at the Annual Meeting (excluding shares he could acquire within 60 days upon the exercise of stock options), which amounts to 15% of the total number of outstanding shares as to which votes are entitled to be cast.


         We believe the 15% Limit, which dates back to the Company's inception in 1993 when it had substantially fewer shareholders, is unnecessary and inappropriate for the Company at the present time, particularly in light of the protections provided by the 10% Limit and by Nevada law. The 15% Limit can not be waived by our Board of Directors even if we consider a particular person's acquisition of more than 15% of the Common Stock, such as through an infusion of new capital into the Company or by an open market or negotiated purchase of some of our outstanding stock from existing stockholders, to be consistent with our best interests. Therefore, it could have the effect of keeping out new investors who might add significant value to the Company and the Common Stock. It could also restrict the ability of our current stockholders to make further investments in the Company even if we look favorably on those investments. By way of example, the 15% Limit has had the unintended effect of limiting Mr. Westerman's voting power with respect to the Common Stock he owns, as explained above.

         For the above reasons, on May 16, 2003, our Board of Directors unanimously approved an amendment of our Articles of Incorporation to eliminate the 15% Limit, and we are recommending that Stockholders approve the amendment as well.


         To eliminate the 15% Limit as it would apply to persons who become Substantial Stockholders after the May 16, 2003 action by our Board of Directors, the approval of holders of more than 50% of the outstanding shares of Common Stock is required. We refer to this as a "Majority Vote." To eliminate the 15% Limit as it would apply to persons such as Mr. Westerman who became a Substantial Stockholder at an earlier time, we require the approval of holders of at least 2,087,713 shares which constitutes 60% of the outstanding shares of Common Stock as to which votes are entitled to be cast at the Annual Meeting (giving effect to the exclusion of 126,634 shares that Mr. Westerman owns but cannot vote due to the 15% limit). We refer to this as a "60% Vote."


         If the amendment is approved by a 60% Vote, then Section 7 will be amended in the following three respects:

          1. Subsection 7(c) will be amended to read as follows: "(c) [INTENTIONALLY DELETED.]"
          2. In the first sentence of Subsection 7(d), the phrase "and in the first sentence of Subsection 7(c)" will be deleted.
          3. In Subsection 7(o), the phrase ", including, without limitation Subsection 7(c)" will be deleted.

         If the amendment is approved by a Majority Vote but not by a 60% Vote, then Section 7 will be amended by adding the following sentence at the end of Subsection 7(c):

         Notwithstanding anything in these Articles of Incorporation to the contrary, the foregoing provisions of this Subsection 7(c) shall not be applicable to any person or Group that first becomes a Substantial Shareholder after May 16, 2003.


         In considering this amendment of our Articles of Incorporation, you should note that it could reduce the likelihood that a person would make a cash tender offer to all of our stockholders if that person seeks to acquire ownership of more than 15% of the outstanding Common Stock. Typically, tender offers are made at a premium over the trading price of the stock. The amendment could have this effect because the remaining limits on a person's ability to acquire a significant percentage of the outstanding Common Stock, with full voting rights, could be waived on a selective basis by our Board of Directors without the requirement of a tender offer. A person who seeks to acquire ownership of more than 15%, but less than all, of the outstanding Common Stock might seek this waiver in lieu of making the tender offer.


         On the other hand, if the 15% Limit is not eliminated, a person might decide not to invest in the Company at all, rather than make a tender offer, and instead pursue other investment opportunities. This could have a detrimental effect on the Company's ability to raise additional capital and to attract new investors.

         Our Board of Directors recommends that you vote "FOR" this amendment to our Articles of Incorporation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The Common Stock is listed on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 2, 2003, by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding Common Stock (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to us), (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. The percentage of outstanding Common Stock represented by each named person's stock ownership assumes the exercise by such person of all stock options that are exercisable within 60 days of June 2, 2003, but does not assume the exercise of stock options by any other persons. The percentage of outstanding Common Stock represented by the stock ownership of all executive officers and directors as a group assumes the exercise of stock options by all members of that group, but does not assume the exercise of options by any persons outside of that group. Except as indicated in the footnotes to the table, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.


                                                  Shares Beneficially Owned

Name                                              Number          Percentage

William L. Westerman(1)(2)(3)                       673,562         18.5%
Robert R. Barengo(1)(4)                             129,876          3.6
Jeffrey A. Silver (1)(5)                              7,000           *
Paul A. Harvey(1)(6)                                  1,200           *
Vincent L. DiVito(1)(7)                                 400           *
Robert A. Vannucci (1)(8)                           145,411          4.0
Ronald P. Johnson(1)(9)                             133,035          3.6
Duane R. Krohn(1)(10)                               141,128          3.9
Jerome P. Grippe(1)(11)                              84,584          2.3
Tullio J. Marchionne(1)(12)                           9,457           *
Donald J. Trump(13)                                 358,000          9.9
Sun America Life Insurance Company(14)              345,900          9.6
Diversified Equity Ventures, LLC(15)                320,000          8.9
Employee Stock Ownership Plan (ESOP) (16)           332,271          9.2
All directors and executive officers as a
group(3)(17)                                      1,325,653         34.7
-------------------------------
*   Less than 1%.

(1) The address for each director and executive officer is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes 25,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options and 1,532 shares held through the ESOP.

(3) As explained in "PROPOSAL NO. 2 - AMENDMENT OF ARTICLES OF INCORPORATION" above, our Articles of Incorporation provide that no owner of Common Stock can cast votes as to more than 15% of the total number of outstanding shares of Common Stock with respect to which votes are entitled to be cast, except under certain limited conditions or circumstances that do not apply to Mr. Westerman's stock ownership. Consequently, Mr. Westerman can only cast votes as to his shares which do not exceed that limit. By way of example, as of June 2, 2003, we had 3,606,155 shares of Common Stock outstanding, however, as of that date, Mr. Westerman could cast votes only as to 521,928 shares out of the 648,562 total shares that he beneficially owned and were actually outstanding and all executive officers and directors as a group could cast votes only as to 983,869 shares out of the 1,110,503 total shares that they beneficially owned and were actually outstanding (excluding shares that he and they could acquire through the exercise of stock options).

(4) Includes 17,550 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options and 346 shares held through the ESOP.
(5) Includes 2,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options.
(6) Includes 1,200 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options.
(7) Includes 400 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options.
(8) Includes 50,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options, 60,277 shares under our Restricted Stock Plan, 19,404 shares under our Deferred Compensation Plan and 1,598 shares held through the ESOP.
(9) Includes 40,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options, 29,435 shares under our Deferred Compensation Plan and 1,598 shares held through the ESOP.
(10) Includes 40,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options, 48,029 shares under our Deferred Compensation Plan and 1,598 shares held through the ESOP.
(11) Includes 31,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options, 8,217 shares under our Restricted Stock Plan, 29,601 shares under our Deferred Compensation Plan and 1,598 shares held through the ESOP.
(12) Includes 8,000 shares which may be acquired within 60 days of June 2, 2003 upon the exercise of outstanding options and 857 shares held through the ESOP.
(13) The address for Donald J. Trump is 725 Fifth Avenue, New York, New York 10022. Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") has an option to purchase the Common Stock held by Mr. Trump. Trump Hotels and Casino Resorts, Inc. ("THCR") is the sole general partner of THCR Holdings. Both of THCR Holdings and THCR, therefore, may also be deemed the beneficial owner of these shares. The address for THCR Holdings and THCR is 1000 Boardwalk, Atlantic City, New Jersey 08401.

(14) The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067.
(15) The address for Diversified Equity Ventures, LLC and its manager, Jeffrey P. Jacobs, is 1231 Main Avenue, Cleveland, Ohio 44113.
(16) The Trustee of the ESOP and its address are Marshall & Ilsley Trust Company, 1000 North Water Street, Milwaukee, Wisconsin 53202. All of the shares held by the ESOP are voted on each proposal in proportion to the voting instructions received by the Trustee from all ESOP participants who submit voting instructions. For example, if (a) the ESOP holds 1,000 shares of Common Stock, (b) the Trustee receives voting instructions from participants on whose behalf the ESOP holds only 500 shares, and
        (c) those participants, in the aggregate, instruct the Trustee to vote 300 shares in favor of a proposal and 200 shares against it, then 600 shares held by the ESOP will be voted for the proposal and 400 shares will be voted against it. Common Stock held by the ESOP on behalf of executive officers are reported in the ESOP's Common Stock ownership listing as well as in the Common Stock ownership listings for the respective executive officers and for executive officers and directors as a group.
(17) Includes a total of 215,150 shares which may be acquired by directors and executive officers as a group within 60 days of June 2, 2003 upon the exercise of outstanding options, 68,494 shares under our Restricted Stock Plan, 126,469 shares under our Deferred Compensation Plan and 9,127 shares held through the ESOP.

           We are a party to a registration rights agreement with SunAmerica. SunAmerica can require us to register under the Securities Act the Common Stock that it owns. In addition, the agreement grants to SunAmerica the right to have included, subject to certain limitations, all shares of Common Stock owned by SunAmerica in any registration statement that we file under the Securities Act. We will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our Board of Directors has appointed Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2002. Deloitte & Touche LLP has been our and our predecessor company's accountants since prior to 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement, although they are currently not expected to do so. They are expected to be available to respond to appropriate questions.

Audit Fees

         We paid Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collectively "Deloitte") a total of $306,500 and $209,400 for fiscal years 2002 and 2001, respectively, for our annual audit, review of our annual consolidated financial statements, review of our consolidated financial statements in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2002, and similar services related to our senior secured notes offering in 2002.

Audit-Related Fees

         We paid Deloitte $25,700 and $24,500 for benefit plan audits for the fiscal years 2002 and 2001, respectively.

Tax Fees

         We paid Deloitte $23,000 and $20,500 for income tax services for the fiscal years 2002 and 2001, respectively. Those services consisted of preparation of federal and state income tax returns and related tax advice.

All Other Fees

         We paid Deloitte no fees for other professional services rendered in fiscal 2002 or 2001.

Audit Committee's Pre-Approval of Engagement

         Our policy is that before we engage our independent public accountants annually to render audit or non-audit services, the engagement is reviewed and approved by our Audit Committee. All of our independent public accountants' services for which we paid audit-related fees or tax fees for 2002 and 2001, as described above, were within the scope of the engagement that our Audit Committee approved before we entered into the engagement.

                            CERTAIN LEGAL PROCEEDINGS

           On April 15, 2003, a class action complaint was filed in the Clark County, Nevada District Court (Case No. A466204) in the name of Brian Placzek, on behalf of himself and all others similarly situated, against the Company and Company directors William L. Westerman, Robert R. Barengo, Jeffrey A. Silver and Paul A. Harvey. The complaint was served on the Company on April 28, 2003. The named plaintiff in this action is a shareholder of the Company. In the complaint, the plaintiff seeks an order which would require the individual defendants to take the following actions, among others: cooperate with any individual who makes a bona fide offer to acquire the Company, take steps that are calculated to result in a buy-out or takeover of the Company at the highest price, comply with their fiduciary duties, and reimburse the plaintiff's class for damages, costs and disbursements related to the lawsuit. The named plaintiff also seeks to have all of the Company's public shareholders, excluding the defendants, certified as a class for purposes of the class action suit and seeks to be the representative of the class.

           The complaint asserts, among other things, that the defendants violated their fiduciary duties because they did not take affirmative steps in furtherance of an offer by a third party to purchase all of the outstanding Common Stock at a premium price. That offer was contingent upon, among other things, a waiver by the holders of the Company's senior secured notes of the right to an accelerated repayment of the notes at a premium, which would be triggered by that third party's purchase of the Common Stock.

           We believe the claims in this lawsuit are without merit and we intend to defend against them vigorously.


                                  OTHER MATTERS

         We know of no other matters which are to be brought before the Annual Meeting. If any other matters are presented for proper action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to the terms of the proxy.


                            PROPOSALS OF STOCKHOLDERS

         Stockholder proposals intended to be presented at the 2004 Annual Meeting of Stockholders must be received at our executive offices in writing not later than December 31, 2003 to be eligible for inclusion in our proxy statement with respect to that meeting. Stockholders who intend to present a proposal at the 2004 Annual Meeting but who do not seek to have it included in our proxy statement must notify us of the proposal by not later than February 27, 2004. Otherwise, the proposal will be deemed untimely. These deadlines are based on a projected 2004 Annual Meeting date of May 18, 2004.

                                       RIVIERA HOLDINGS CORPORATION



                                       By: William L. Westerman
                                       President, Chief Executive Officer and
                                       Chairman of the Board of Directors


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

                                  APPENDIX "A"

             Article III, Section 7 of the Articles of Incorporation



                             ARTICLES OF INCORPORATION

                                   ARTICLE III
                                  CAPITAL STOCK



         Section 7.        Substantial Stockholders

     (a) It is the declared intent and policy of this corporation and its stockholders that control of this corporation is an asset that belongs to all stockholders of this corporation and that such stockholders are entitled (i) to participate, through an election to sell or otherwise dispose of their shares, in any proposed acquisition of control of this corporation by another person, and (ii) to be offered a price for their shares which is fair and equitable under the circumstances an which includes an appropriate premium for the acquisition of such control.

     (b) From and after the date any person first becomes a Substantial Stockholder (as defined in Section 7(f)(2) until such time as such person shall cease to be a Substantial Stockholder, holders of issued and outstanding shares of Common Stock (as defined in Subsection 7(f)(10) beneficially owned (as defined in Subsection 7(f)(3)) by such Substantial Stockholder, as of any record date for the determination of stockholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of Common Stock shall, subject to the provisions of the last two sentences of this Subsection 7(b), be entitled to cast only one-hundredth (1/100) of one vote per share for such share in excess of 10% of the then issued and outstanding shares of Common Stock. Notwithstanding the foregoing, in the event such Substantial Stockholder, or an Affiliate (as defined in Subsection 7(f)(7)) thereof, or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder, shall consummate a Tender Offer (as defined in Subsection 7(f)(9)) conforming with the provisions of Subsections 7(d) and 7(e), holders of all Common Stock beneficially owned by such Substantial Stockholder shall thereupon be entitled to cast one vote per share of Common Stock on each matter voted upon or consented to by the holders of Common Stock of this corporation. The number of votes which may be cast by any record owner by virtue of the provisions of this Section 7 in respect of Common Stock beneficially owned by a Substantial Stockholder shall be a number equal to the total number of votes which a single record owner of all shares of Common Stock beneficially owned by such Substantial Stockholder would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of Common Stock beneficially owned by such Substantial Stockholder and owned by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such Substantial Stockholder, whether or not owned of record.

     (c) Until such time as a Substantial Stockholder (or an Affiliate thereof or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder) shall consummate a Tender Offer conforming with the provisions of Subsections 7(d) and 7(e), in no event

(but subject to the provisions of the last sentence of this Subsection 7(c)) shall such Substantial Stockholder and the record owner(s) of all shares of any Common Stock beneficially owned by such Substantial Stockholder collectively be entitled or permitted to cast, by virtue of their beneficial or record ownership of Common Stock beneficially owned by such Substantial Stockholder, in excess of 15% of the total number of votes which the holders of all then outstanding Common Stock would (after giving effect to the provisions of Subsection 7(b)) be entitled to cast on any mater presented to the holders of Common Stock for vote. If the provisions of the preceding sentence shall have the effect of reducing the total number of votes which any Substantial Stockholder and the record owner(s) of Common Stock beneficially owned by such Substantial Stockholder shall be entitled to cast, such reduction shall be effected, and the number of votes which such record owner(s) shall be entitled to cast (by reason of this Subsection 7(c)) shall be determined, in accordance with the provisions of the last sentence of Subsection 7(b).

     (d) The Tender Offer referred to in the second sentence of Subsection 7(b) and in the first sentence of Subsection 7(c) shall mean a Tender Offer to acquire at not less than the applicable Offer Price (as defined in Subsection 7(e)) any and all shares of Common Stock then outstanding and not beneficially owned by the Substantial Stockholder to which Tender Offer relates. In no event shall any Tender Offer referred to in this Subsection 7(d) remain open for less than twenty (20) business days (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the Effective Date) or provide that shares duly tendered pursuant thereto will not be purchased within forty (40) business days after the commencement of such Tender Offer, and in the event that at the time such Tender Offer is commenced the terms and conduct thereof shall riot be directly regulated by Sections 14(d) or 13(a) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder, or any successor federal laws and regulations, then such Tender Offer shall conform in all respects with the provisions of the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder, as in effect on the Effective Date. The consideration to be received by holders of Common Stock in any such Tender Offer shall be in the form of cash (which may be payable by check) exclusively, and such Tender Offer shall be deemed consummated only when payment in full shall be made for all duly tendered shares. A Tender Offer shall not be deemed to have conformed or compiled with the provisions of this Subsection 7(d) unless (i) such Substantial Stockholder or Affiliate requests the Board of Directors to not it if the board or a majority of the Continuing Directors (as defined in Subsection 7(f)(5)), as the case may be, exercises its discretion to utilize an "Established Price", as contemplated by Subsection 7(e)(2) and (ii) such Tender Offer is commenced within thirty (30) days after the first public announcement thereof setting forth the Offer Price thereof (such public announcement being hereinafter referred to as the "Announcement" of such Tender Offer.)

     (e) (1) The "Offer Price" for any Tender Offer referred to in Subsection 7(d) shall be an amount per share of Common Stock equal to the highest price per share of Common Stock (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by such Substantial Stockholder (or any of its Affiliates or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder) in acquiring any shares of Common Stock within the consecutive three (3) year period preceding the date of the Tender Offer; provided, however, that a majority of the Whole Board (as defined in Subsection 7(f)(6)), in its discretion, may determine, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, in their discretion, may determine, that, in lieu of an amount per shares of Common Stock determined above, such Offer Price shall be an amount per share of Common Stock which shall not be less than a price per share of Common Stock (the "Established Price") established and determined in writing by an independent, nationally recognized investment-banking firm selected by a majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board does not then consist of Continuing Directors, by a majority of the then Continuing Directors, as then a fair and appropriate price (considering this corporation, on a consolidated basis, as a going concern or on the basis of its valuation in liquidation, whichever circumstance would result in the highest such price) for the sale of this corporation in a privately negotiated, arm's-length transaction with a person other than a Substantial Stockholder or an Affiliate of such Substantial Stockholder, in light of then prevailing economic conditions, the business and assets of and future prospects for this corporation, the synergistic benefits expected to be derived by the acquiring person(s) from an acquisition of or combination with this corporation, recent examples of similar transactions and other factors then generally considered and relied upon by the investment banking community in making determinations or recommendations as to price in arm's-length acquisition transactions.

     (2) This corporation shall furnish to any Substantial Stockholder requesting in writing (such request to be addressed to this corporation's chairman of the board at the principal executive offices of this corporation), within ninety (90) days after receipt of such request, a certificate of an officer of this corporation either specifying the Established Price, or stating that the Board of Directors or a majority of the Continuing Directors, as the case may be, has determined not to utilize an Established Price, pursuant to Subsection 7(e)(1). Each such request by a Substantial Stockholder shall specify the price paid or agreed to be paid for shares of Common Stock within the three
(3) year period referred to in Subsection 7(e)(1). In the event there shall be no Announcement of a Tender Offer complying with the provisions of Subsections 7(d) and 7(e) within forty-five (45) days after receipt of any such certificate by the Substantial Stockholder making such request, such Substantial Stockholder shall no longer be entitled to rely thereon or act on the basis thereof. In such event, such Substantial Stockholder shall be entitled to make a further request as to the determination to utilize an Established Price, and the Board of Directors, or the Continuing Directors, as the case may be, shall be authorized and empowered, in response to any such subsequent request (such subsequent request and response to conform with and to be subject to the foregoing provisions of this Subsection 7(e)(2) to determine whether to utilize an Established Price as contemplated by Subsection 7(e)(1)) established and determined (as hereinabove provided) on the basis of then prevailing circumstances.

     (3) Historical prices per share applied in accordance with Subsection 7(e)(1) shall be appropriately adjusted to reflect stock splits, combinations and recapitalization of the shares of Common Stock subsequent to the date on or as of which such prices are to be determined.

        (f) For the purposes of this Section 7:

            (1) A "Person" shall mean any individual, firm, corporation or other entity.

     (2) "Substantial Stockholder" shall mean any person or Group (as defined in Subsection 7(f)(13)), other than this corporation or any Subsidiary (as defined in Subsection 7(f)(8)), who or which has acquired within any consecutive three year period beneficial ownership, directly or indirectly, of more than 10% of the outstanding Common Stock (determined solely on the basis of the total number of shares of Common Stock so beneficially owned (and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares), in relation to the total number of shares of Common Stock so beneficially owned (and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares), in relation to the number of shares of Common Stock issued and outstanding, provided, however, that a person shall not be deemed to be a Substantial Stockholder by reason of any shares of Common Stock issued to such person pursuant to the Joint Plan (as defined in Subsection 7(f)(11)), provided further, however, that a person shall not be deemed to be a Substantial Stockholder for any purposes hereof, if such person (or an Affiliate thereof or any other person deemed to be the beneficial owner directly or indirectly of more than 10% of the outstanding Common Stock, commences and thereafter shall consummate a Tender Offer for any and all shares of Common Stock, the terms of which shall be approved and recommended to stockholders as in the best interests of the Company and its stockholders, by two-thirds of the members of the Whole Board (but only if at least a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors).

     (3) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect as of the Effective Date; provided however that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock

     (a) which such person or any of its Affiliates or Group beneficially owns, directly or indirectly; or

     (b) which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

     (c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this corporation; and provided further, however, that (i) no director or officer of this corporation (no any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any Affiliate thereof), and (ii) no employee stock ownership or similar plan of this corporation or any Subsidiary nor any trustee with respect thereto (nor any Affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan.

     (4) For purposes of computing the percentage of beneficial ownership of Common Stock of a person in order to determine whether such person is a Substantial Stockholder, the outstanding Common Stock shall Include shares deemed owned by such person through application of Subsection 7(f)(3) but shall not include any other Common Stock which may be issuable by this corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock may be shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

     (5) "Continuing Director" shall mean a person who was a member of the Board of Directors as of the Effective Date or thereafter elected by the stockholders or appointed by the Board of Directors of this Corporation prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder or a person designated (before his initial election or appointment as a director) as a Continuing Director by a minority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

     (6) "Whole Board" shall mean the total number of directors which this corporation would have if there were no vacancies.

     (7) "Affiliate" of any specified person means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or under direct or indirect common control with, such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of such person, whether through the ownership of Common Stock or by agreement or otherwise.

     (8) "Subsidiary" shall mean any corporation which a majority of each class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the Effective Date) Is owned, directly or indirectly, by this corporation.

     (9) "Tender Offer" shall mean an offer to acquire equity securities pursuant to a request or invitation for tenders.

     (10) "Common Stock" shall mean this corporation's common stock authorized as of the Effective Date and shall also include any capital stock of any class or series of this corporation thereafter authorized which shall be neither limited nor entitled to a fixed sum or percentage in respect of dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation. In the event there shall at any time be more than one class or series of capital stock issued and outstanding which constitutes Common Stock, all references in this Section 7 to Common Stock, or to any Tender Offer, Offer Price or Established Price, shall be deemed to refer to and apply to each such class or series of Common Stock individually and the provisions of this Section 7 shall be deemed to apply separately to each such class or series of Common Stock.

     (11) "Joint Plan" means the Debtor's and Bondholders' Committee's Joint Plan of Reorganization, dated October 30, 1992, as amended by the Amended Joint Plan of Reorganization dated November 30, 1992, the Second Amended Joint Plan of Reorganization dated January 8, 1993 and the Modified and Restated Second Amended Joint Plan of Reorganization dated June 4, 1993 (and as may be further amended or modified) in connection with the Reorganization case.

     (12)  "Effective  Date"  means the date of initial  issuance  of the Common
Stock.

     (13) "Group" means a "group" as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (or any successor rule or statutory provision).

     (g) Notwithstanding anything to the contrary contained in this Section 7, at any time prior to the time that a Stockholder becomes a Substantial Stockholder, if two-thirds of the Whole Board shall have the power to waive, but only if two-thirds of the Whole Board shall then consist of Continuing Directors, or, if two-thirds of the Whole Board shall not then consist of Continuing Directors, two-thirds of the then Continuing Directors shall have the power to waive, the voting limitation with respect to a Substantial Stockholder set forth in Subsection 7(b) if it is determined by two-thirds of such Whole Board (or Continuing Directors, as the case may be) that the accumulation of such shares of Common Stock by the Substantial Stockholder will not have an adverse effect on this corporation.

     (h) A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing
Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, for the purposes of this Section 7, on the basis of information known to them: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an Affiliate of another; (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred in Subsection 7(f)(3); (iv) whether the purchase price offered pursuant to any Tender Offer referred to in Subsection 7(d) conforms to the requirements as to a minimum Offer Price set forth in Subsection 7(e); and (v) any other factual matter relating to the applicability or effect of this Section 7.

     (i) A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the ten Continuing Directors, that any person who it is reasonably believed is a Substantial Stockholder (or holds of record Common Stock beneficially owned by any Substantial Stockholder) supply this corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder;
(ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares; and (iii) any other factual matter relating to the applicability or effect of this Section 7, as may reasonably be requested of such person, and such person shall furnish such information within 10 days after the receipt of such demand.

     (j) Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of Common Stock of this corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section 7) entitled to be cast by the holders of shares of Common Stock of the corporation entitled to vote shall constitute a quorum at all meetings of the holders of Common Stock, and every reference in the Articles of Incorporation to a majority or other proportion of Common Stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such Common Stock.

     (k) Any determinations made by the Board of Directors or by the Continuing Directors, as the case may be, pursuant to this Section 7 in good faith and on the basis of such information as was then reasonably available for such purpose shall be conclusive and binding upon this corporation and its stockholders, including any Substantial Stockholder.

     (l) Anything to the contrary contained in this Section 7 notwithstanding, and without limiting the powers, duties and obligations of the Board of Directors, the Board of Directors is entitled and authorized, consistent with its duties as such and its obligations to this corporation and its stockholders, to consider the terms of any proposed Tender Offer or acquisition proposed by any person, and to determine if and whether to recommend acceptance or rejection thereof, notwithstanding compliance thereof with the provisions of Subsections 7(d) and 7(e), and in connection therewith, to take or authorize any and all appropriate and proper action deemed in the judgment of the Board of Directors in the best interests of this corporation and the stockholders in the event the Board of Directors shall determine to recommend rejection thereof.

     (m) Any amendment, alteration, change or repeal of this Section 7 shall require the affirmative vote of the holders of then outstanding Common Stock entitling the holders thereof to cast at least 60% of the votes entitled to be cast by the holders of all of the then outstanding Common Stock, provided, however, that this Subsection 7(m) shall not apply to, and such 60% vote shall not be required for, any amendment, alteration, change or repeal declared advisable by the Board of Directors by the affirmative vote of two-thirds of the Whole Board and submitted to the stockholders of their consideration, but only if a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors.

     (n) Nothing contained in this Section 7 shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

     (o) In the event any Subsection (or portion thereof) of this Section 7, including, without limitation Subsection 7, shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section 7 shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this corporation and its stockholders that each such remaining provision (or portion thereof) of this Section 7 remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholders, notwithstanding any such finding.

                    ANNUAL MEETING OF STOCKHOLDERS OF

                     RIVIERA HOLDINGS CORPORATION
                            July 15, 2003


                      Please date, sign and mail
                        your proxy card in the
                      envelope provided as soon
                             as possible.


           Please detach and mail in the envelope provided.


The Board of Directors recommends a vote FOR the nominees for directors and FOR proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]


1. Election of the following Five Nominees as Directors of the Company.    2. Amendment of Article lll, Section 7 of the Articles of
                                                                              Incorporation.  []For []Against  []Abstain
                               O William L. Westerman
 [ ]For all nominees           O Robert R. Barengo                         3. In their discretion, the proxies are authorized to
                               O Vincent L. DiVito                            vote upon such other matters as may properly come
 [ ]Withold Authority          O Jeffrey A. Silver                            before the Annual Meeting.
    for all nominees           O Paul A. Harvey
 [ ]For all except
    (see instuctions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here:

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" THE AMENDMENT OF THE ARTICLES OF INCORPORATION, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS
MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revoke(s) all previous Proxies and acknowledge(s) receipt of the copy of the Notice of Annual Meeting dated June 5, 2003, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 31, 2002 forwarded therewith.

PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.[]


Signature of Stockholder_____________________________ Date:______
Signature of Stockholder_____________________________ Date:______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                       RIVIERA HOLDINGS CORPORATION
                      2901 Las Vegas Boulevard South,
                        Las Vegas, Nevada 89109
                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON
                               JULY 15, 2003
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitute(s) and appoint(s) William L. Westerman and Duane R. Krohn, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, on Tuesday, July 15, 2003, at 1:00 p.m., Las Vegas time, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

                (Continued and to be signed on reverse side)